UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(AMENDMENT NO. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2006 (June 22, 2006)
Lakes Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

130 Cheshire Lane, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 449-9092
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
Intercreditor and Subordination Agreement

Item 1.01. Entry into a Material Definitive Agreement.
Pokagon Band of Potawatomi Indians Financing for Four Winds Casino
     In a Current Report on Form 8-K dated June 28, 2006 (the “Initial Current Report”), Lakes Entertainment, Inc. (“Lakes”) disclosed various contracts that Lakes’ subsidiary, Great Lakes Gaming of Michigan, LLC (the “Manager”), either intended to execute, or had entered into, in connection with The Pokagon Band of Potawatomi Indians and certain of its affiliates (the “Pokagon Band”) closing on a $305 million senior note financing pursuant to the terms and conditions of a Purchase Agreement dated as of June 22, 2006 among Banc of America Securities LLC, the Manager and the Pokagon Band, and a $75 million commitment for furniture, furnishings and equipment (the “FF&E Loan”) to fund the Four Winds Casino project in New Buffalo Township, Michigan. The Manager has management and development agreements with the Pokagon Band to develop and manage the Four Winds Casino.
     At the time of filing the Initial Current Report, Lakes disclosed that in connection with the FF&E Loan, the Manager intended to enter into, but had not yet agreed to final terms for, an Intercreditor and Subordination Agreement, to be effective as of June 22, 2006 (the “Intercreditor and Subordination Agreement”), with Wells Fargo Bank Northwest, National Association, as collateral agent (“Wells Fargo”), by which payment of the loans made by the Manager to the Pokagon Band and other amounts payable by the Pokagon Band under the management and development agreements (including management fees payable to Manager with respect to the Four Winds Casino) have been subordinated to the payment of the FF&E Loan. As of October 2, 2006, the Manager and Wells Fargo have finalized the terms of the Intercreditor and Subordination Agreement and have agreed that it is effective as of June 22, 2006. A copy of the Intercreditor and Subordination Agreement is filed as an exhibit to this Current Report on Form 8-K/A.
Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable

(b)	Not Applicable

(c)	Exhibits

10.1	Intercreditor and Subordination Agreement dated as of June 22, 2006 between Great Lakes Gaming of Michigan, LLC and Wells Fargo Bank Northwest, National Association, as FF&E Agent.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)

Date: October 6, 2006	/s/Timothy J. Cope

Name: Timothy J. Cope
Title: President and Chief Financial Officer

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